[Nurix logo]                                            Exhibit 99.1

Nurix Therapeutics Reports Fourth Quarter and Fiscal Year 2024 Financial Results and Provides a Corporate Update
Reported a robust objective response rate of 75.5% from the Phase 1 study of NX-5948 in patients with relapsed/refractory CLL/SLL at the 66th American Society of Hematology Annual Meeting

Received PRIME designation from the European Medicines Agency for NX-5948 in CLL
Received Fast Track designation from the U.S. FDA for NX-5948 in Waldenstrom’s Macroglobulinemia
Announced the appointment of John Northcott as Chief Commercial Officer
Well capitalized with cash and marketable securities of $609.6 million
SAN FRANCISCO, January 28, 2025 (GLOBE NEWSWIRE) – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and inflammatory diseases, today reported financial results for the fiscal quarter and year ended November 30, 2024, and provided a corporate update.
“Nurix has hit the ground running in 2025 with plans to commence a suite of clinical trials designed to support global registration of NX-5948 for the treatment of patients with CLL and to explore its development in inflammatory diseases,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We are well capitalized to aggressively develop NX-5948 in multiple indications and move our wholly owned and collaboration programs forward in the new year.”
Recent Business Highlights
•Nurix presented positive data from the NX-5948 clinical trial at the American Society of Hematology (ASH) Annual Meeting and the International Workshop on Waldenstrom’s Macroglobulinemia: Nurix presented new, positive clinical data from its Phase 1 clinical trial of NX-5948 at the 66th ASH Annual Meeting (ASH2024) in December 2024 and the 12th International Workshop on Waldenstrom’s Macroglobulinemia (IWWM-12) in October 2024. NX-5948 is an orally bioavailable, brain penetrant degrader of Bruton’s tyrosine kinase (BTK) which is currently being evaluated in adults for the treatment of relapsed or refractory B-cell malignancies, including chronic lymphocytic leukemia or small lymphocytic lymphoma (r/r CLL/SLL) and Waldenstrom’s macroglobulinemia (WM). At ASH2024, Nurix reported a robust objective response rate (ORR) of 75.5% among the 49 efficacy-evaluable r/r CLL/SLL patients across all doses tested, with the majority of responses occurring at the first assessment (Week 8). With longer time on treatment, the ORR increased to 84.2% based on an exploratory efficacy analysis of patients who had at least two response assessments (Week 16). Responses and robust BTK degradation were observed across all populations regardless of prior treatment, baseline mutations including those with BTK mutations associated with treatment resistance to both covalent and non-covalent BTK inhibitors, high-risk molecular features, or central nervous system (CNS) involvement. NX-5948 was well-tolerated in all patient populations and across all doses tested from 50 to 600 mg daily. At IWWM-12, in the nine efficacy-evaluable WM patients treated with NX-5948, an ORR of 77.8% was observed with increasing depth of response over time, supporting continued development of NX-5948 for this indication. A webcast of Nurix’s ASH2024 presentation and additional discussion on the company’s programs and plans is available in the Investors section of the Nurix website.
•NX-5948 received U.S. FDA Fast Track and European Medicines Agency PRIME designations: In 2024, NX-5948 received two separate Fast Track designations from the U.S. Food and Drug Administration (FDA): the first for the treatment of adult patients with r/r CLL/SLL after at least two lines of therapy, including a BTK inhibitor and a B-cell lymphoma 2 (BCL2) inhibitor, and the second for the treatment of adult patients with r/r WM after at least two lines of therapy, including a BTK inhibitor. In Europe, NX-5948 received PRIME designation for the treatment of patients with r/r CLL/SLL after treatment with at least a BTK inhibitor and a BCL2 inhibitor.

•Provided program updates on NX-1607 and NX-2127: In December 2024, Nurix presented a status update on NX-1607, its lead drug candidate from its E3 ligase inhibitor program, stating that drug exposures and proximal biomarker levels at the higher dose ranges from the NX-1607 Phase 1a dose escalation trial are consistent with levels associated with anti-tumor activity in nonclinical models. Preliminary evidence of stable disease, tumor shrinkage and biomarker and clinical responses have been observed in the study. In addition, Nurix presented a status update on NX-2127, its second drug candidate from its BTK degrader portfolio, stating that enrollment in the NX-2127 Phase 1 trial has been re-initiated with new, chirally controlled drug product. Nurix is focusing development of NX-2127 on aggressive lymphomas where the combination of BTK and IKZF1/3 degradation have the potential for synergy and significant therapeutic development.
•Advanced a pipeline of wholly owned and partnered programs in inflammation and immunology: In November 2024, at the annual meeting of the American College of Rheumatology (ACR Convergence 2024), Nurix presented a poster entitled “NX-5948, a Clinical-Stage BTK Degrader, Achieves Deep Suppression of BCR, TLR, and FcR Signaling in Immune Cells and Demonstrates Efficacy in Preclinical Models of Arthritis and Other Inflammatory Diseases.” In December, Nurix announced plans to initiate clinical testing of NX-5948 in autoimmune cytopenias, such as warm autoimmune hemolytic anemia (wAIHA), in 2025, initially as an addition to its ongoing Phase 1b trial in patients with B-cell malignancies. Also, at ACR Convergence 2024, positive preclinical data were presented from Nurix’s collaboration with Gilead to develop GS-6791/NX-0479, an IRAK4 degrader, that has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. In October, at the 7th Annual TPD & Induced Proximity Summit, Nurix presented preclinical findings for a previously undisclosed, wholly owned, brain penetrant, pan-mutant B-RAF degrader program capable of addressing tumors driven by class 1, class 2 and class 3 mutant forms of B-RAF. In addition, Nurix’s ongoing research program with Sanofi was extended for the development of a degrader of STAT6 (signal transducer and activator of transcription 6), a key drug target in type 2 inflammation, with the goal of nominating a development candidate in the first half of 2025.
•Announced the appointment of John Northcott as chief commercial officer (CCO): In January 2025, Nurix announced the appointment of John Northcott as chief commercial officer. Mr. Northcott joins the executive team as Nurix prepares to launch its pivotal clinical program for NX-5948 in chronic lymphocytic leukemia and potentially other B-cell malignancies. Mr. Northcott has extensive U.S. and global commercial leadership experience including the successful commercialization of the first marketed BTK inhibitor ibrutinib, and in a wide range of other therapeutic areas.
Upcoming Program Highlights*
NX-5948: NX-5948 is an investigational, orally bioavailable, brain-penetrant, small molecule degrader of BTK. Nurix currently is conducting a Phase 1b clinical trial of NX-5948 in adults with relapsed or refractory B-cell malignancies. In 2025, Nurix plans to commence a suite of clinical trials designed to support global registration of NX-5948 for the treatment of patients with CLL. In addition, Nurix anticipates moving into autoimmune and inflammatory diseases and expects to open a new Phase 1b cohort for patients with CLL and associated autoimmune hemolytic anemia and is exploring the filing of a non-malignant hematology IND for autoimmune cytopenias in 2025. Future clinical updates in patients with both CLL and non-Hodgkin’s lymphoma are anticipated in 2025. Additional information on the NX-5948 clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).
NX-2127: NX-2127 is an orally bioavailable degrader of BTK and the cereblon neosubstrates IKZF1 (Ikaros) and IKZF3 (Aiolos) for the treatment of relapsed or refractory B‑cell malignancies. Nurix currently is conducting a Phase 1a/b clinical trial of NX-2127, which includes Phase 1b expansion cohorts focused on patients with diffuse large B-cell lymphoma and mantle cell lymphoma. Following a decision in March 2024 in which the FDA lifted a manufacturing-related, partial clinical hold on the NX-2127 clinical trial, Nurix reinitiated enrollment in a dose escalation study within the current Phase 1a/1b trial using its new chirally controlled drug product. Future clinical updates are anticipated in 2025. Additional information on the NX-2127 clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
NX-1607: NX-1607 is an orally bioavailable inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) for immuno-oncology indications, including a range of solid tumor types and lymphoma. Nurix currently is evaluating NX-1607 in an ongoing Phase 1 trial in monotherapy and in a combination cohort utilizing paclitaxel in adults in a range of oncology indications. This study includes a thorough investigation of both dose and schedule in Phase 1a. Future clinical updates are anticipated in 2025. Additional information on the NX-1607 clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).

GS-6791 (previously NX-0479): GS-6791 is a potent, selective, oral degrader of IRAK4. Degradation of IRAK4 by GS-6791 has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. Nurix’s partner, Gilead, is responsible for conducting IND-enabling studies and advancing this program to clinical development, which Nurix anticipates in 2025.
STAT6 degrader: In April 2024, Nurix announced an extension of the ongoing research program with Sanofi for STAT6 (signal transducer and activator of transcription 6), a key drug target in type 2 inflammation, with the goal of nominating a development candidate in the first year of the extended term. Nurix remains on track for this goal.
Continued pipeline advancement of strategic collaborations with Gilead, Sanofi and Pfizer: Nurix expects to continue to achieve substantial research collaboration milestones throughout the terms of its collaborations with Gilead, Sanofi and Pfizer.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Fourth Quarter and Year End 2024 Financial Results
Revenue for the three months and twelve months ended November 30, 2024, was $13.3 million and $54.5 million, respectively, compared with $15.2 million and $77.0 million for the three and twelve months ended November 30, 2023, respectively. The decrease for the twelve-month period was primarily due to decreased revenue from the collaboration with Gilead as Nurix received a $20 million license payment for its IRAK4 asset in 2023 and as the initial research term for certain drug targets ended. The decrease was offset by an increase in revenue from the collaboration agreement with Pfizer that was entered into in the fourth quarter of fiscal year 2023. In the fiscal year ended November 30, 2024, Nurix received payment from the achievement of research milestones under its collaborations with Pfizer and Sanofi totaling $5.0 million and $2.0 million, respectively, and received $15 million from Gilead to extend the research term of the companies’ ongoing collaboration, originally established in 2019, by an additional two years. In addition, during the three months ended November 30, 2024, Nurix achieved a research milestone under its collaboration with Pfizer, which resulted in the receipt of a $5.0 million payment to Nurix in January 2025.
Research and development expenses for the three months and twelve months ended November 30, 2024, were $67.2 million and $221.6 million, respectively, compared to $49.7 million and $189.1 million for the three and twelve months ended November 30, 2023, respectively. For the twelve-month period, the increase was primarily related to clinical and contract manufacturing costs as Nurix continued to accelerate the enrollment of NX-5948.
General and administrative expenses for the three months and twelve months ended November 30, 2024, were $10.7 million and $45.9 million, respectively, compared to $10.8 million and $42.9 million for the three and twelve months ended November 30, 2023, respectively. The increase for the twelve-month period was primarily related to an increase in non-cash stock-based compensation expense and an increase in professional service and consulting costs.
Net loss for the three months and twelve months ended November 30, 2024, was $58.5 million or ($0.75) per share and $193.6 million or ($2.88) per share, respectively, compared with $42.0 million or ($0.77) per share and $143.9 million or ($2.65) per share for the three and twelve months ended November 30, 2023, respectively.
Cash, cash equivalents and marketable securities was $609.6 million as of November 30, 2024, compared to $295.3 million as of November 30, 2023.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and inflammatory diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of preclinical stage degraders of IRAK4 and STAT6, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by a fully AI-integrated discovery engine capable of tackling any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.
Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; the potential benefits of and Nurix’s expectations with respect to its strategic collaborations, including the achievement of research milestones; and the potential benefits and advantages of Nurix’s scientific approach, DEL-AI platform and degrader antibody conjugates. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) whether Nurix will be able to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (v) the impact of global business, political and macroeconomic conditions, cybersecurity events, instability in the banking system, and global events, including regional conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K for the year ended November 30, 2024, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors
Jason Kantor, Ph.D.
Nurix Therapeutics, Inc.
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

Nurix Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2024	2023	2024	2023
Revenue:
Collaboration revenue	$13,284	$15,159	$54,549	$56,987
License revenue	—	—	—	20,000
Total revenue	13,284	15,159	54,549	76,987
Operating expenses:
Research and development	67,224	49,713	221,632	189,148
General and administrative	10,717	10,780	45,944	42,902
Total operating expenses	77,941	60,493	267,576	232,050
Loss from operations	(64,657)	(45,334)	(213,027)	(155,063)
Interest and other income, net	6,116	3,378	19,728	11,115
Loss before income taxes	(58,541)	(41,956)	(193,299)	(143,948)
Provision for income taxes	8	—	270	—
Net loss	$(58,549)	$(41,956)	$(193,569)	$(143,948)
Net loss per share, basic and diluted	$(0.75)	$(0.77)	$(2.88)	$(2.65)
Weighted-average number of shares outstanding, basic and diluted	78,410,655	54,670,342	67,120,266	54,337,901

Nurix Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$109,997	$54,627
Marketable securities, current	499,586	233,281
Prepaid expenses and other current assets	9,804	7,595
Total current assets	619,387	295,503
Marketable securities, non-current	—	7,421
Operating lease right-of-use assets	28,139	31,142
Property and equipment, net	17,757	16,808
Restricted cash	901	901
Other assets	3,159	3,823
Total assets	$669,343	$355,598
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,482	$6,401
Accrued expenses and other current liabilities	37,994	24,970
Operating lease liabilities, current	8,014	7,489
Deferred revenue, current	38,364	48,098
Total current liabilities	95,854	86,958
Operating lease liabilities, net of current portion	20,289	23,125
Deferred revenue, net of current portion	26,207	45,022
Total liabilities	142,350	155,105
Stockholders’ equity:
Common stock	76	49
Additional paid-in-capital	1,265,536	746,299
Accumulated other comprehensive loss	150	(655)
Accumulated deficit	(738,769)	(545,200)
Total stockholders’ equity	526,993	200,493
Total liabilities and stockholders’ equity	$669,343	$355,598